Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated March 30, 2007, relating to the consolidated financial statements and consolidated financial statement schedule of Georgia Gulf Corporation (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption by Georgia Gulf Corporation of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, on January 1, 2006 and the recognition and related disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, on December 31, 2006) and our report dated March 30, 2007 relating to management’s report on the effectiveness of internal control over financial reporting, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
April 25, 2007